PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-37980




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                       Primary
                                                          Share        Trading
         Name of Company                        Ticker   Amounts        Market
------------------------------------------      ------ ------------   ---------
Agere Systems Inc.(1)                            AGR   0.1101369864     NYSE
American International Group, Inc.               AIG         2          NYSE
Astrazeneca p.l.c. *                             AZN         4          NYSE
AT&T Corp.                                        T         1.2         NYSE
AVAYA Inc.                                       AV       0.3333        NYSE
BellSouth Corporation                            BLS         5          NYSE
BP p.l.c. *                                      BP          3          NYSE
Bristol-Myers Squibb Company                     BMY         3          NYSE
BT Group p.l.c.                                  BTY         2          NYSE
Cisco Systems, Inc.                             CSCO         3         NASDAQ
Citigroup Inc.                                    C          3          NYSE
Comcast Corporation                             CMCSA      1.941       NASDAQ
The Coca-Cola Company                            KO          3          NYSE
Dell Inc.                                       DELL         5         NASDAQ
Deutsche Telekom AG *                            DT          5          NYSE
Eli Lilly and Company                            LLY         2          NYSE
EMC Corporation                                  EMC         2          NYSE
Exxon Mobil Corporation                          XOM         4          NYSE
France Telecom *                                 FTE         2          NYSE
General Electric Company                         GE          3          NYSE
GlaxoSmithKline p.1.c.                           GSK         3          NYSE
Hewlett-Packard Company                          HPQ         4          NYSE
Home Depot, Inc.                                 HD          4          NYSE
Intel Corporation                               INTC         2         NASDAQ
International Business Machines Corporation      IBM         2          NYSE
JDS Uniphase Corporation                        JDSU         2         NASDAQ
Johnson & Johnson                                JNJ         4          NYSE
LM Ericsson Telephone Company *                 ERICY       0.9        NASDAQ
Lucent Technologies Inc.                         LU          4          NYSE
McDATA Corporation                              MCDTA  0.073613802     NASDAQ
Medco Health Solutions                           MHS      0.3618        NYSE
Merck & Co., Inc.                                MRK         3          NYSE
Microsoft Corporation                           MSFT         6         NASDAQ
Morgan Stanley                                   MWD         2          NYSE

                                                   (continued on following page)

                                                                       Primary
                                                          Share        Trading
             Name of Company                   Ticker    Amounts        Market
--------------------------------------------  -------  ----------    ----------
Nippon Telegraph and Telephone Corporation *     NTT         3           NYSE
Nokia Corp. *                                    NOK         4           NYSE
Nortel Networks Corporation                       NT         2           NYSE
Novartis AG *                                    NVS         5           NYSE
Oracle Corporation                               ORCL        4          NASDAQ
Pfizer Inc.                                      PFE         4           NYSE
Qwest Communications International Inc.           Q          4           NYSE
Royal Dutch Petroleum Company  *                  RD         3           NYSE
SBC Communications Inc.                          SBC         4           NYSE
Sony Corporation *                               SNE         2           NYSE
Sun Microsystems, Inc.                           SUNW        4          NASDAQ
Syngenta AG                                      SYT    1.038608908      NYSE
Texas Instruments Incorporated                   TXN         3           NYSE
The St. Paul Travelers Companies, Inc.           STA     0.17158726      NYSE
Time Warner Inc.                                 TWX         6           NYSE
TOTAL S.A. *                                     TOT         2           NYSE
Toyota Motor Corporation *                        TM         2           NYSE
Verizon Communications                            VZ         4           NYSE
Viacom Inc. Class B                             VIA.B        3           NYSE
Vodafone Airtouch p.l.c. *                       VOD         5           NYSE
Wal-Mart Stores Inc.                             WMT         4           NYSE
Zimmer Holdings, Inc.                            ZMH        0.3          NYSE

-----------------------------------------
(1) As a result of a reclassification and reverse stock split, shares of Agere Systems, Inc., Class A (NYSE: "AGR.A") and Agere Systems, Inc., Class B (NYSE: "AGR.B"), are no longer underlying securities of the Market 2000+ HOLDRS Trust. Effective May 27, 2005, The Bank of New York received
     0.1101369864 shares of Agere Systems, Inc. per 100 share round lot of Market 2000+ HOLDRS for the (i) 0.043117856 shares of Agere Systems, Inc. Class A per 100 share round lot of Market 2000+ HOLDRS; and (ii)
     1.058252008 shares of Agere Systems, Inc. Class B per 100 share round lot of Market 2000+ HOLDRS.

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.


The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.